CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS THIRD QUARTER RESULTS
Reports Sales Growth of 7.1% and EPS of $0.47(1)
BLOOMFIELD HILLS, Michigan, October 28, 2014 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended September 30, 2014. The Company reported record third quarter net sales from continuing operations of $380.1 million, an increase of 7.1% compared to third quarter 2013. The Company reported third quarter 2014 income from continuing operations attributable to TriMas Corporation of $18.4 million, or $0.41 per diluted share, as compared to income of $28.9 million, or $0.71 per diluted share, during the third quarter of 2013. Excluding Special Items(1), third quarter 2014 diluted earnings per share from continuing operations would have been $0.47, as compared to $0.65 in third quarter 2013, which was impacted by 11.1% higher weighted average shares outstanding and $1.9 million of diligence costs related to the acquisition of Allfast Fastening Systems (Allfast) in third quarter 2014.

TriMas Highlights

•
On October 17, 2014, TriMas closed the acquisition of Allfast, a leading global manufacturer of solid and blind rivets, blind bolts, temporary fasteners and installation tools for the aerospace industry with content on substantially all commercial, defense and general aviation platforms in production and in service.

•
Reported record third quarter net sales of $380.1 million, an increase of 7.1% as compared to third quarter 2013, due to results from bolt-on acquisitions and the successful execution of numerous growth initiatives. During third quarter 2014, net sales increased in all six segments as compared to third quarter 2013.

•	The Packaging segment achieved 8.9% sales growth in third quarter 2014, compared to third quarter 2013, offsetting the third quarter 2013 divestiture of its rings and levers business.

•	Increased Engineered Components operating profit margin by 860 basis points, compared to third quarter 2013, as a result of actions taken to improve the businesses.

•	Reduced interest expense by nearly 40% as compared to third quarter 2013, primarily as a result of the Company's October 2013 refinancing.

•
Sold certain intellectual property and related inventory and tooling of the former NI Industries business for $6.7 million, consistent with the Company's efforts to simplify the business and capture value.

•
On a year-to-date basis, generated $37.1 million in Free Cash Flow as compared to $6.1 million during the first nine months of 2013. Also raised 2014 Free Cash Flow outlook to be between $70 million and $80 million, from $55 million to $65 million.

“Throughout the third quarter, we continued to face both external market pressures and operational challenges in our Energy, Aerospace and Cequent businesses as previously indicated,” said David Wathen, TriMas President and Chief Executive Officer. “We are keenly focused on improving our results to have a positive impact on the short and long-term. We exceeded our recent guidance and achieved third quarter 2014 diluted earnings per share of $0.47, excluding Special Items(1)."
"We have intensified our efforts to increase margins across all of our businesses through the execution of a series of action plans," Wathen continued. "Our teams are focused on simplifying our company, as we concentrate on enhancing our mix of higher-margin businesses and continue to implement productivity and lean programs throughout the organization to reduce complexity and costs. We are in the process of supplementing and building additional capabilities in our operational and finance teams to better reflect our future needs, while continuing to focus on process improvement efforts. We also continue to identify the bright spots and support our customers with new, innovative products and expanded geographic reach."

"While we have taken actions to improve our operating performance, the reality is that these improvements take time to execute. We see positive trends in our businesses, and believe we will be entering 2015 positioned to drive shareholder value through revenue and EPS growth, margin improvement and substantial cash flow generation in line with our strategic aspirations," Wathen concluded.
Third Quarter Financial Results - From Continuing Operations

•
TriMas reported record third quarter net sales of $380.1 million, an increase of 7.1% as compared to $354.9 million in third quarter 2013. During third quarter, net sales increased in all six reportable segments, primarily as a result of sales from acquisitions, as well as geographic expansion, new customer wins and strength in certain end markets as compared to third quarter 2013.

•
The Company reported operating profit of $32.3 million in third quarter 2014, a decrease of 26.0% as compared to third quarter 2013. Excluding Special Items(1) related to severance and business restructuring costs, third quarter 2014 operating profit would have been $35.7 million, a decrease of 11.7% as compared to $40.5 million during third quarter 2013. Third quarter 2014 operating profit and the related margin percentage, excluding Special Items(1), decreased primarily due to a one-time gain recognized on the sale of the rings and levers business within our Packaging segment during the third quarter of 2013, less favorable product sales mix, manufacturing inefficiencies in our Aerospace segment and higher freight and input costs in Cequent. Partially offsetting the decrease in operating profit margin were continued productivity, cost reduction and automation initiatives, as well as operating leverage gained on the higher sales levels, primarily within Engineered Components.

•
Third quarter 2014 income from continuing operations attributable to TriMas Corporation was $18.4 million, or $0.41 per diluted share, compared to $0.71 per diluted share, due to 11.1% higher weighted average shares outstanding in third quarter 2014 as compared to third quarter 2013. Excluding Special Items(1), third quarter 2014 income from continuing operations attributable to TriMas Corporation would have been $21.5 million, or $0.47 per diluted share, as compared to $0.65 in third quarter 2013, which was impacted by the 2013 gains on sale of rings and levers business and bargain purchase of an acquisition that did not recur, and significantly higher income tax expense and share count, as well as $1.9 million of diligence costs in third quarter 2014 related to the acquisition of Allfast, as compared to third quarter 2013.

•
The Company reported Free Cash Flow (defined as Cash Flow from Operating Activities less Capital Expenditures) of $34.6 million for third quarter 2014, compared to $18.5 million in third quarter 2013. On a year-to-date basis, the Company generated $37.1 million in Free Cash Flow as compared to $6.1 million during the first nine months of 2013. Based on third quarter results and forecast for the remainder of the year, the Company raised its 2014 Free Cash Flow outlook from $55 million to $65 million to between $70 million and $80 million.

•
Through September 30, 2014, the Company invested $27.8 million in capital expenditures (included in Free Cash Flow above) primarily in support of future growth and productivity opportunities and used $51.0 million to acquire the remaining interest of Arminak & Associates and $27.5 million to acquire Lion Holdings in the Packaging segment.

Financial Position
TriMas reported total indebtedness of $341.1 million as of September 30, 2014, as compared to $305.7 million as of December 31, 2013, and $479.7 million as of September 30, 2013. The increase from year end was primarily as a result of the seasonality related to higher working capital levels and the funding of acquisitions and capital expenditures. TriMas ended third quarter 2014 with $396.8 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.

In October 2014, the Company amended its Credit Agreement and borrowed $275 million on an incremental Term Loan A facility and used cash and additional borrowings on its revolving credit facility to fund the approximate $360 million purchase price of Allfast. The incremental Term Loan A amortizes quarterly and matures on October 16, 2018.

Business Segment Results(2) - From Continuing Operations
Packaging
Net sales for the third quarter increased 8.9% compared to the year ago period primarily due to increases in specialty systems product sales resulting from additional demand from North American and European dispensing customers, as well as incremental customer opportunities in Asia. Sales further increased as a result of the acquisition of Lion Holdings in the third quarter of 2014. Excluding the impact related to the third quarter 2013 divestiture of the Italian rings and levers business, industrial closures sales improved due to increased demand in North America and Europe. Operating profit and the related margin percentage decreased as continued productivity and automation initiatives and additional operating leverage gained on the higher sales levels were more than offset due to a gain recognized on the sale of the Italian rings and levers business in third quarter 2013, a less favorable product sales mix and additional costs incurred to increase capacity to meet expected demand. The Company continues to develop specialty dispensing and closure applications for growing end markets, including personal care, cosmetic, pharmaceutical, nutrition and food/beverage, and expand into complementary products.
Energy
Third quarter net sales increased 5.5% compared to the year ago period primarily as a result of increased demand from North American refining and petrochemical customers. Third quarter operating profit and the related margin percentage decreased as a result of a less favorable product mix shift toward standard gaskets and bolts, manufacturing inefficiencies, and higher selling, general and administrative expenses. The Company is focused on improving margins and has recently closed a less profitable branch in China and restructured its Brazilian energy business to better reflect the current market demand. The Company also has multiple programs underway to improve the profitability of its standard products.
Aerospace
Net sales for the third quarter increased 6.1% compared to the year ago period primarily due to the results of the acquisition of Mac Fasteners in October 2013. Third quarter operating profit and the related margin percentage decreased, as the increase in operating profit earned on higher sales levels was more than offset by manufacturing inefficiencies related to smaller customer order quantities and less predictable order patterns associated with large distribution customers, a less favorable product sales mix, and lower margins associated with Mac Fastener sales. The Company continues to invest in this segment by developing and marketing highly-engineered products for aerospace applications and leveraging bolt-on acquisitions.
On October 17, 2014, the Company acquired Allfast, a leading global manufacturer of solid and blind rivets, blind bolts, temporary fasteners and installation tools for the aerospace industry with content on substantially all commercial, defense and general aviation platforms in production and in service. Wathen commented, "The acquisition of Allfast provides us the opportunity to accelerate our growth in the aerospace industry and in one of our higher margin business platforms. We are excited about this combination and welcome the talented team of Allfast to the TriMas family."
During the third quarter of 2014, the Company discontinued operations of its NI Industries business, and renamed its former "Aerospace & Defense" reportable segment "Aerospace."
Engineered Components
Third quarter net sales increased 16.3% compared to the year ago period primarily due to incremental sales related to the small cylinder asset acquisition in November 2013 and improved sales in gas compression products, partially offset by decreased sales of slow speed engines. Third quarter operating profit increased compared to the prior year period primarily due to the higher sales levels, with margin improvement resulting from operating leverage, continued productivity and cost reduction initiatives. The Company continues to develop new products and expand its international sales efforts.
Cequent APEA
Net sales for the third quarter increased 8.2% compared to the year ago period primarily due to the July 2013 acquisition of the towing assets of AL-KO. Third quarter operating profit was relatively flat and the related margin percentage decreased primarily as the operating profit dollars generated by the acquisition were more than offset by an unfavorable product and regional sales mix and higher selling, general and administrative expenses associated with the growth and expansion efforts. The Company continues to identify cost reduction opportunities and leverage Cequent's strong brand positions to capitalize on growth opportunities in new markets.
Cequent Americas
Net sales for the third quarter increased 2.3% compared to the year ago period, primarily due to increases in the aftermarket and retail channels. The aftermarket channel was positively impacted by the November 2013 acquisition of DHF Soluções Automotivas in Brazil, while sales within the retail channel increased primarily due to incremental demand from existing customers for towing and towing accessories products. Third quarter operating profit and the related margin percentage decreased due to higher freight costs resulting from the footprint changes, inefficiencies resulting from ramp-up of production in lower cost country facilities and higher material costs related to steel. The Company continues to identify cost reduction opportunities and leverage Cequent's strong brand positions and new products for increased market share in the United States and faster growing markets.

Discontinued Operations
During the third quarter of 2014, the Company ceased operations of its NI Industries business. NI Industries manufactured cartridge cases for the defense industry and was party to a U.S. Government facility maintenance contract. The Company received approximately $6.7 million for the sale of certain intellectual property and related inventory and tooling.
2014 Outlook
The Company updated its 2014 outlook provided on September 22, 2014. The Company estimates that 2014 sales will increase 6% to 7% as compared to 2013. The Company expects full-year 2014 diluted earnings per share from continuing operations to now be between $1.90 and $1.95 per share, previously at $1.85 to $1.95 per share, while absorbing approximately 9% higher weighted average shares outstanding for 2014 as compared to 2013 and excluding the impact of the Allfast acquisition and related financing and any future events that may be considered Special Items. Based on third quarter results and its current projections for the remainder of 2014, the Company raised its 2014 Free Cash Flow (defined as Cash Flow from Operating Activities less Capital Expenditures) guidance to be between $70 million and $80 million from $55 million to $65 million.

Conference Call Information
TriMas Corporation will host its third quarter 2014 earnings conference call today, Tuesday, October 28, 2014, at 10 a.m. ET. The call-in number is (888) 438-5491. Participants should request to be connected to the TriMas Corporation third quarter 2014 earnings conference call (Conference ID #6900763). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Code #6900763) beginning October 28, 2014 at 3 p.m. ET through November 4, 2014 at 3 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, the Company’s ability to integrate Allfast and attain the expected synergies, and the acquisition being accretive, the Company's leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.
About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace, Engineered Components, Cequent APEA and Cequent Americas. TriMas has approximately 7,000 employees at more than 60 different facilities in 19 countries. For more information, visit www.trimascorp.com.

(1)
Appendix I details certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of income from continuing operations attributable to TriMas Corporation under GAAP, but that management would consider important in evaluating the quality of the Company's operating results.

(2)
Business Segment Results include Operating Profit that excludes the impact of Special Items. For a complete schedule of Special Items by segment, see “Company and Business Segment Financial Information - Continuing Operations.”

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	September 30, 2014	December 31, 2013
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$30,070	$27,000
Receivables, net	222,140	180,210
Inventories	262,810	270,690
Deferred income taxes	18,340	18,340
Prepaid expenses and other current assets	18,830	18,770
Total current assets	552,190	515,010
Property and equipment, net	214,550	206,150
Goodwill	321,550	309,660
Other intangibles, net	207,590	219,530
Other assets	45,370	50,430
Total assets	$1,341,250	$1,300,780
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$11,430	$10,290
Accounts payable	166,200	166,090
Accrued liabilities	85,880	85,130
Total current liabilities	263,510	261,510
Long-term debt	329,690	295,450
Deferred income taxes	52,930	64,940
Other long-term liabilities	94,410	99,990
Total liabilities	740,540	721,890
Redeemable noncontrolling interests	—	29,480
Total shareholders' equity	600,710	549,410
Total liabilities and shareholders' equity	$1,341,250	$1,300,780

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net sales	$380,120	$354,910	$1,148,510	$1,068,410
Cost of sales	(282,070)	(260,800)	(845,100)	(788,120)
Gross profit	98,050	94,110	303,410	280,290
Selling, general and administrative expenses	(65,540)	(60,890)	(193,970)	(181,490)
Net gain (loss) on dispositions of property and equipment	(240)	10,360	(490)	10,350
Operating profit	32,270	43,580	108,950	109,150
Other expense, net:
Interest expense	(3,360)	(5,570)	(10,270)	(16,320)
Other income (expense), net	(2,370)	2,480	(5,220)	560
Other expense, net	(5,730)	(3,090)	(15,490)	(15,760)
Income from continuing operations before income tax expense	26,540	40,490	93,460	93,390
Income tax expense	(8,150)	(10,240)	(29,410)	(21,880)
Income from continuing operations	18,390	30,250	64,050	71,510
Income (loss) from discontinued operations, net of income tax expense	3,840	(300)	3,760	280
Net income	22,230	29,950	67,810	71,790
Less: Net income attributable to noncontrolling interests	—	1,320	810	3,090
Net income attributable to TriMas Corporation	$22,230	$28,630	$67,000	$68,700
Basic earnings per share attributable to TriMas Corporation:
Continuing operations	$0.41	$0.72	$1.41	$1.72
Discontinued operations	0.08	(0.01)	0.08	0.01
Net income per share	$0.49	$0.71	$1.49	$1.73
Weighted average common shares—basic	44,919,340	40,345,828	44,863,008	39,668,693
Diluted earnings per share attributable to TriMas Corporation:
Continuing operations	$0.41	$0.71	$1.40	$1.71
Discontinued operations	0.08	(0.01)	0.08	0.01
Net income per share	$0.49	$0.70	$1.48	$1.72
Weighted average common shares—diluted	45,276,199	40,746,503	45,231,058	40,029,425

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Nine months ended September 30,
	2014	2013
Cash Flows from Operating Activities:
Net income	$67,810	$71,790
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Gain on dispositions of assets	(6,320)	(10,350)
Bargain purchase gain	—	(2,880)
Depreciation	24,190	22,190
Amortization of intangible assets	16,630	14,420
Amortization of debt issue costs	1,430	1,310
Deferred income taxes	(6,910)	(3,180)
Non-cash compensation expense	6,690	7,110
Excess tax benefits from stock based compensation	(1,100)	(1,280)
Increase in receivables	(43,520)	(48,560)
Decrease in inventories	7,380	1,800
(Increase) decrease in prepaid expenses and other assets	2,320	(7,100)
Decrease in accounts payable and accrued liabilities	(3,460)	(4,280)
Other, net	(240)	290
Net cash provided by operating activities, net of acquisition impact	64,900	41,280
Cash Flows from Investing Activities:
Capital expenditures	(27,770)	(35,150)
Acquisition of businesses, net of cash acquired	(27,510)	(56,000)
Net proceeds from disposition of assets	6,990	10,720
Net cash used for investing activities	(48,290)	(80,430)
Cash Flows from Financing Activities:
Proceeds from sale of common stock in connection with the Company's equity offering, net of issuance costs	—	174,720
Proceeds from borrowings on term loan facilities	134,080	150,090
Repayments of borrowings on term loan facilities	(139,800)	(151,710)
Proceeds from borrowings on revolving credit and accounts receivable facilities	732,480	632,740
Repayments of borrowings on revolving credit and accounts receivable facilities	(687,520)	(575,730)
Distributions to noncontrolling interests	(580)	(1,910)
Payment for noncontrolling interests	(51,000)	—
Proceeds from contingent consideration related to disposition of businesses	—	1,030
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(2,780)	(3,930)
Proceeds from exercise of stock options	480	1,340
Excess tax benefits from stock based compensation	1,100	1,280
Net cash provided by (used for) financing activities	(13,540)	227,920
Cash and Cash Equivalents:
Increase for the period	3,070	188,770
At beginning of period	27,000	20,580
At end of period	$30,070	$209,350
Supplemental disclosure of cash flow information:
Cash paid for interest	$7,960	$12,610
Cash paid for taxes	$25,610	$29,880

TriMas Corporation
Company and Business Segment Financial Information
Continuing Operations (Unaudited - dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Packaging
Net sales	$89,320	$82,010	$257,000	$235,000
Operating profit	$20,770	$31,320	$59,670	$65,550
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$620	$—	$620	$—
Release of historical translation adjustments related to the sale of Italian business	$—	$(7,910)	$—	$(7,910)
Excluding Special Items, operating profit would have been	$21,390	$23,410	$60,290	$57,640

Energy
Net sales	$50,290	$47,680	$155,390	$161,420
Operating profit (loss)	$(1,100)	$1,450	$870	$12,530
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$2,080	$—	$4,430	$—
Excluding Special Items, operating profit would have been	$980	$1,450	$5,300	$12,530

Aerospace
Net sales	$27,410	$25,830	$86,420	$68,230
Operating profit	$3,870	$6,350	$14,390	$15,810

Engineered Components
Net sales	$55,310	$47,540	$165,060	$143,830
Operating profit	$8,090	$2,860	$24,920	$14,450

Cequent APEA
Net sales	$44,290	$40,950	$127,560	$111,330
Operating profit	$3,210	$3,570	$7,930	$9,300
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$380	$—	$380	$—
Excluding Special Items, operating profit would have been	$3,590	$3,570	$8,310	$9,300

Cequent Americas
Net sales	$113,500	$110,900	$357,080	$348,600
Operating profit	$8,660	$7,440	$31,310	$21,030
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$360	$4,780	$2,800	$12,570
Excluding Special Items, operating profit would have been	$9,020	$12,220	$34,110	$33,600

Corporate Expenses
Operating loss	$(11,230)	$(9,410)	$(30,140)	$(29,520)

Total Company
Net sales	$380,120	$354,910	$1,148,510	$1,068,410
Operating profit	$32,270	$43,580	$108,950	$109,150
Total Special Items to consider in evaluating operating profit:	$3,440	$(3,130)	$8,230	$4,660
Excluding Special Items, operating profit would have been	$35,710	$40,450	$117,180	$113,810

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Income from continuing operations, as reported	$18,390	$30,250	$64,050	$71,510
Less: Net income attributable to noncontrolling interests	—	1,320	810	3,090
Income from continuing operations attributable to TriMas Corporation	18,390	28,930	63,240	68,420
After-tax impact of Special Items to consider in evaluating quality of income from continuing operations:
Release of historical translation adjustments related to the sale of Italian business	—	(7,910)	—	(7,910)
Severance and business restructuring costs	3,060	3,100	6,920	8,690
Tax restructuring	—	2,200	—	2,200
Excluding Special Items, income from continuing operations attributable to TriMas Corporation would have been	$21,450	$26,320	$70,160	$71,400

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Diluted earnings per share from continuing operations attributable to TriMas Corporation, as reported	$0.41	$0.71	$1.40	$1.71
After-tax impact of Special Items to consider in evaluating quality of EPS from continuing operations:
Release of historical translation adjustments related to the sale of Italian business	—	(0.19)	—	(0.20)
Severance and business restructuring costs	0.06	0.08	0.15	0.22
Tax restructuring	—	0.05	—	0.05
Excluding Special Items, EPS from continuing operations would have been	$0.47	$0.65	$1.55	$1.78
Weighted-average shares outstanding for the three and nine months ended September 30, 2014 and 2013	45,276,199	40,746,503	45,231,058	40,029,425